Exhibit 99.1

Delta Apparel Reports Record Third Quarter 2011 Results

Third Quarter Revenue Increased 16% to $125.0 Million

Third Quarter Diluted EPS Increased 91% to $0.65

Company Raises Fiscal Year Sales Outlook to $465 - $475 Million

Company Raises Fiscal Year Diluted EPS Outlook to $1.85 - $1.95

GREENVILLE, S.C.--(BUSINESS WIRE)--April 28, 2011--Delta Apparel, Inc. (NYSE Amex: DLA) today reported record results for its third quarter of fiscal year 2011.

Third Quarter Highlights

  Revenue growth of 15.8% to a record $125.0 million
  Organic revenue growth of 12.3% from branded and basics segments
  Gross margin expansion of 130 basis points to 24.7%
  Operating profit increase of 65.3% to $8.1 million
  Earnings up 91.2% to a record $0.65 per diluted share

Robert W. Humphreys, Chairman and Chief Executive Officer, commented, “Delta Apparel, Inc.’s marketing and merchandising initiatives in both business segments, coupled with favorable manufacturing performance and our continued ability to leverage our fixed costs, were the key components in delivering this significant earnings expansion on double-digit revenue growth. We feel having a vertically integrated manufacturing platform in the western hemisphere is a strategic advantage, allowing us to meet the needs of retailers on price, quality and speed of delivery.”

Fiscal Year 2011 Outlook

Based on Delta Apparel, Inc.’s strong third quarter results and solid outlook for the fourth quarter, the Company has raised its full year sales and earnings guidance for fiscal year 2011. The Company now expects earnings to be in the range of $1.85 to $1.95 per diluted share from its previous guidance of $1.55 to $1.70 per diluted share. This would be an increase of between 32% and 39% over earnings of $1.40 per diluted share in fiscal 2010. Full year 2011 sales are now expected to be $465 to $475 million, up $10 million from its previous guidance range and sales growth of 10% to 12% from fiscal year 2010 sales of $424.4 million. The 2010 fiscal year was a 53-week year while fiscal year 2011 is a 52-week year. The Company further developed its tax planning during the quarter and now expects its effective tax rate to be 26% for fiscal year 2011 compared to its previous expectation of 30%.

Third Quarter Review

Net sales for the three months ended April 2, 2011 were a record $125.0 million, an increase of $17.0 million, or 15.8%, as both of the Company’s business segments achieved double-digit sales growth compared to the prior year third quarter. The Company's third quarter operating income was $8.1 million, an increase of $3.2 million, or 65.3%, compared to the third quarter of fiscal year 2010. The effective tax rate decreased to 23.7% in the current quarter compared to 25.4% in the same quarter of the prior year. Net income for the quarter ended April 2, 2011 was $5.7 million, or $0.65 per diluted share, compared to $3.0 million, or $0.34 per diluted share, in the prior year third quarter.

Branded Segment Review

Branded segment sales were $54.3 million, a 17.5% increase from the prior year third quarter sales of $46.2 million. The sales increase is comprised of organic growth of 9.3% and the additional revenue from The Cotton Exchange, the college bookstore division of Soffe. Higher sales of Soffe® apparel and The Game® headwear, coupled with the new Salt Life® collection, drove the organic sales growth during the quarter. After achieving 70% sales growth in the prior year third quarter, revenue declined in the Junkfood business during the current year third quarter; sales did, however, remain above levels in the third quarter of fiscal 2009. This decline, coupled with additional marketing and operational expenses associated with Salt Life® and the digital printing business, drove a decrease in operating income to $1.5 million in the third quarter of fiscal year 2011 compared to $3.3 million for the same period last year.

Basics Segment Review

The basics segment had sales of $70.6 million for the quarter ended April 2, 2011, an increase of 14.5% compared to the prior year third quarter, driven by sales growth in both catalog and private label products. The revenue growth resulted from a 19.6% increase in average selling prices partially offset by slight decline in units sold. The higher selling prices, coupled with strong manufacturing results and lower selling, general and administrative expenses, resulted in operating income of $6.6 million for the quarter ended April 2, 2011, a $5.0 million improvement from the prior year third quarter.

Fiscal Year to Date Highlights

Net sales for the nine months ended April 2, 2011 were $337.6 million, an increase of $39.4 million, or 13.2%, compared to the same period for the prior fiscal year. The sales growth included revenue from the acquisition of The Cotton Exchange, along with an organic sales increase of 7.6%. Net income for the nine months ended April 2, 2011 was $8.8 million, or $1.00 per diluted share, compared to $6.5 million, or $0.76 per diluted share in the prior year period.

Mr. Humphreys concluded, “While the marketplace is facing challenges ahead, we think Delta Apparel, Inc. is positioned for continued sales growth and earnings expansion. Having a strong portfolio of established brands that appeal to a large and growing consumer base, as well as fresh brands should enhance future growth through further diversification of products and distribution channels. Our manufacturing platform supports these programs by providing low-cost, quality products with short lead-times. Our commitment to continuous process improvement initiatives, along with expansion of our facilities, should allow us to further leverage fixed costs and expand profitability. In addition, the strength of our balance sheet gives us the flexibility to continue to make prudent strategic investments towards our growth in the future. We believe that Delta Apparel, Inc. is well positioned to create significant and sustained value for our shareholders.”

Conference Call

The Company will hold a conference call with senior management to discuss the financial results at 4:30 p.m. ET today. The Company invites you to join the call by dialing (913) 312-1241. A live webcast of the conference call will be available at www.deltaapparelinc.com. Please visit the website at least 15 minutes early to register for the teleconference webcast and download any necessary software. A replay of the call will be available from April 28, 2011 through May 27, 2011. To access the telephone replay, participants should dial (858) 384-5517. The access code for the replay is: 8828577.

About Delta Apparel, Inc.

Delta Apparel, Inc., along with its operating subsidiaries, M. J. Soffe, LLC, Junkfood Clothing Company, To The Game, LLC, Art Gun, LLC and TCX, LLC, is an international design, marketing, manufacturing, and sourcing company that features a diverse portfolio of high quality branded and private label activewear apparel and headwear. The Company specializes in selling a variety of casual and athletic products through most distribution channels for these types of goods. Its products are sold to specialty and boutique shops, upscale and traditional department stores, mid-tier retailers, sporting goods stores, screen printers, and private label accounts. In addition, certain products are sold to college bookstores and to the U.S. military. Through Art Gun, LLC, the Company provides shoppers a “virtual art studio” to create customized graphics on apparel products. Many of the Company’s products are available direct to consumers on its websites at www.soffe.com, www.junkfoodclothing.com and www.deltaapparel.com. Additional products can be viewed at www.2thegame.com and www.thecottonexchange.com. The Company's operations are located throughout the United States, Honduras, El Salvador, and Mexico, and it employs approximately 7,400 people worldwide. Additional information about the Company is available at www.deltaapparelinc.com.

Statements and other information in this press release that are not reported financial results or other historical information are forward-looking statements. These are based on our expectations and are necessarily dependent upon assumptions, estimates and data that we believe are reasonable and accurate but may be incorrect, incomplete or imprecise. Forward-looking statements are also subject to a number of business risks and uncertainties, any of which could cause actual results to differ materially from those set forth in or implied by the forward-looking statements. The risks and uncertainties include, among others, the general U.S. and international economic conditions, including market conditions; the ability to grow, achieve synergies and realize the expected profitability of recent acquisitions; changes in consumer confidence, consumer spending, and demand for apparel products; the ability of our brands and products to meet consumer preferences within the prevailing retail environment; the financial difficulties encountered by our customers and higher credit risk exposure; the ability to obtain and renew our significant license agreements; the competitive conditions in the apparel and textile industries; changes in environmental, tax, trade, employment and other laws and regulations; any restrictions to our ability to borrow capital or obtain financing; the uncertainty of raw material, transportation and energy prices; changes in our information systems related to our business operations; any significant interruptions with our distribution network; changes in the economic, political and social stability at our offshore locations; the relative strength of the United States dollar as against other currencies; and other risks described from time to time in our reports filed with the Securities and Exchange Commission. Accordingly, any forward-looking statements do not purport to be predictions of future events or circumstances and may not be realized. We do not undertake publicly to update or revise the forward-looking statements even if it becomes clear that any projected results will not be realized.

SELECTED FINANCIAL DATA:
(In thousands, except per share amounts)
	Three Months Ended		Nine Months Ended
	Apr 2, 2011	Mar 27, 2010	Apr 2, 2011	Mar 27, 2010

Net Sales	$124,954	$107,942	$337,592	$298,224
Cost of Goods Sold	94,092	82,739	258,943	227,600
Gross Profit	30,862	25,203	78,649	70,624

Selling, General and Administrative	22,706	20,345	65,676	59,164
Change in Fair Value of Contingent Consideration	-	-	(1,530)	-
Goodwill Impairment Charge	-	-	612	-
Other (Expense) Income, Net	(29)	56	(180)	189
Operating Income	8,127	4,914	13,711	11,649

Interest Expense, Net	627	948	1,828	2,805

Income Before Provision for Income Taxes	7,500	3,966	11,883	8,844

Provision for Income Taxes	1,775	1,008	3,089	2,324

Net Income	$5,725	$2,958	$8,794	$6,520

Weighted Average Shares Outstanding
Basic	8,490	8,516	8,505	8,513
Diluted	8,739	8,731	8,752	8,578

Net Income per Common Share
Basic	$0.67	$0.35	$1.03	$0.77
Diluted	$0.65	$0.34	$1.00	$0.76

		Apr 2, 2011	Jul 3, 2010	Mar 27, 2010

Current Assets
Cash		$632	$687	$555
Receivables, Net		72,877	60,991	62,258
Inventories, Net		152,340	116,599	125,871
Deferred Income Taxes		3,247	3,162	3,492
Other Assets		4,530	3,475	3,474
Total Current Assets		233,626	184,914	195,650

Noncurrent Assets
Property, Plant & Equipment, Net		39,516	37,694	36,142
Goodwill and Other Intangibles, Net		24,369	25,442	25,618
Other Noncurrent Assets		3,015	3,283	3,312
Total Noncurrent Assets		66,900	66,419	65,072

Total Assets		$300,526	$251,333	$260,722

Current Liabilities
Accounts Payable and Accrued Expenses		$67,690	$53,321	$56,000
Income Tax Payable		517	712	211
Current Portion of Long-Term Debt		2,333	5,718	5,718
Total Current Liabilities		70,540	59,751	61,929

Noncurrent Liabilities
Long-Term Debt		93,426	62,355	77,045
Deferred Income Taxes		2,504	1,826	1,566
Other Noncurrent Liabilities		29	1,687	336
Total Noncurrent Liabilities		95,959	65,868	78,947

Shareholders' Equity		134,027	125,714	119,846

Total Liabilities and Shareholders' Equity		$300,526	$251,333	$260,722

CONTACT:
Delta Apparel, Inc.
Deborah Merrill, 864-232-5200 ext. 6620
Chief Financial Officer
or
ICR, Inc.
Investor Relations Contact:
Brendon Frey, 203-682-8200